Exhibit (A) (1) (iii)

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY A NOTIFICATION OF THE MASTER FUND’S OFFER TO PURCHASE.

November 27, 2006

Dear Mercantile Long-Short Manager Master Fund LLC Member:

We are writing to inform you of important dates relating to an offer to purchase by Mercantile Long-Short Manager Master Fund LLC (the “Master Fund”). If you are not interested in tendering your limited liability company interests in the Master Fund (the “Interests”) for purchase at this time, please disregard this notice and take no action.

The tender offer period will begin on November 27, 2006 and end at 5:00 p.m., Eastern Time, on December 26, 2006. The purpose of the offer to purchase is to provide liquidity to members of the Master Fund that hold Interests. Interests may be presented to the Master Fund for purchase only by tendering them during one of the Master Fund’s announced tender offers. The specific terms of the tender offer are governed by the terms and conditions of the enclosed Offer to Purchase and Letter of Transmittal.

Should you wish to tender your Interests or a portion of your Interests for purchase by the Master Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal either by mail or by fax to the Master Fund, as indicated in the Letter of Transmittal, so that it arrives no later than 5:00 p.m., Eastern Time, on December 26, 2006. If you do not wish to sell your Interests, simply disregard this notice.

NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTERESTS AT THIS TIME.

All tenders of Interests must be received by the Master Fund, either by mail or by fax (if by fax, an original, executed copy must be delivered promptly thereafter) in good order by 5:00 p.m., Eastern Time, on December 26, 2006.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the offer to purchase, or call (800) 239-0418.

Sincerely,

Mercantile Long-Short Manager Master Fund LLC